Exhibit 8.1

List of Subsidiaries

List of Subsidiaries	Jurisdiction of Incorporation	Ownership

Subsidiaries
State Harvest Holdings Limited	British Virgin Island	100%
OAL SMY Limited	New Jersey, United States	100%
Beijing Origin State Harvest Biotechnology Limited	Peoples’ Republic of China	100%

Variable Interest Entity under State Harvest Holdings Limited (China)
Hainan Aoyu Biotechnology Limited	Peoples’ Republic of China	100%
Xinjiang Originbo Seed Company Limited	Peoples’ Republic of China	70.52%held by Hainan Aoyu

Subsidiaries held by Beijing Origin Sate Harvest Biotechnology Limited
Hubei Aoyu Agricultural Technology Limited	Peoples’ Republic of China	51%
Anhui Aoyu Zhonggye Technology Ltd.	Peoples’ Republic of China	50%
Xuzhou Aoyu Agricultural Technology Ltd.	Peoples’ Republic of China	51%
Shandong Aoyu Zhongye Limited	Peoples’ Republic of China	51%
Henan Aoyu Zhongye Limited	Peoples’ Republic of China	51%
Henan Baodao Origin Agriculture and Animal Husbandry Co., Ltd	Peoples’ Republic of China	51%
Shihezi Baodao Agriculture and Animal Husbandry Technology Co., Ltd	Peoples’ Republic of China	100% held by Baodao Origin
Beijing Origin Seed Limited	Peoples’ Republic of China	47% owned by Origin Biotechnology